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                                                                    EXHIBIT 23.2


                         Independent Auditors' Consent



The Board of Directors
Bellwether Exploration Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Bellwether Exploration Company of our report dated February 24, 1998, relating to the consolidated balance sheets of Bellwether Exploration Company and subsidiaries as of December 31, 1997 and June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the six-month period ended December 31, 1997 and for each of the years in the three-year period ended June 30, 1997, which report appears in the December 31, 1997 transition period report on Form 10-K of Bellwether Exploration Company.



                                                /s/ KPMG Peat Marwick LLP

Houston, Texas
June 26, 1998